EXHIBIT 10.65

SECURITY AND REIMBURSEMENT AGREEMENT

(securing repayment under a Development Agreement)

THIS AGREEMENT is made and entered into as of the 20th day of September, 2005 by and among the NAMBÉ PUEBLO GAMING ENTERPRISE BOARD and its permitted successors and assigns (the “Board”), located at Rt. 1 Box 117-BB, Nambé Pueblo, New Mexico 87506 and GAMING ENTERTAINMENT (SANTA FE), LLC, a Nevada limited liability company established and operated by Full House Resorts, Inc., a Delaware corporation, with offices at 4670 So. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147 (“FHRI”), and the PUEBLO OF NAMBÉ, a federally recognized Native American Tribe (the “Tribe”) for the limited purposes of Section 26.

RECITALS

A. The pueblo of Nambé (the “Tribe”) is a federally recognized Indian tribe and possesses sovereign governmental powers over the tribal lands, which are held in trust by the united states of America for the benefit of the pueblo.

B. The tribe desires to build a gaming facility on the tribal lands (the “gaming facility”).

C. The tribe has established the board as a duly constituted instrumentality of the tribe with all appropriate power and authority.

D. The tribe has assigned to the board its authority over the development and conduct of gaming on the property.

E. The board intends to finance construction of the gaming facility with up to $40,000,000 of debt to be incurred by FHRI and subject to only limited recourse against the revenues of the gaming enterprise (the “lender financing”).

F. FHRI will incur the debt on behalf of the board pursuant to the development agreement. FHRI requires that the board commit to secure the repayment of the funds advanced by FHRI, designated transitional advances, by issuing a security interest in favor of FHRI in all of the current and future revenues of the gaming enterprise to be developed and constructed whether from the proceeds of the transitional advances or otherwise and whether in conjunction with FHRI or otherwise.

G. The obligations of the board to make any payments under this agreement are limited to the same extent as the obligations of the board are limited under the development agreement. Recourse under this agreement is limited to the collateral and the proceeds, if any, realized by FHRI upon the disposition thereof, and the board shall not be obligated to apply any other assets or revenues to the payment or performance of its obligations hereunder.

H. FHRI requires as a condition to the issuance of the transitional advances and providing the items and obligations of FHRI in the development agreement of the parties, among other things: (i) that the board agree to reimburse, indemnify and repay any and all amounts advanced and paid by FHRI in accordance with this agreement and the development agreement and (ii) that the board agrees, that all amounts due and owing under this agreement will be evidenced by the development agreement, this agreement and the documents and

I. Instruments referred to in either agreement, provided however, that any indemnification, reimbursement or payment by the board shall be limited to the collateral.

J. FHRI and the board have signed an agreement providing for the management of a gaming enterprise (the “enterprise”) at the gaming facility by FHRI (the “management agreement”) and FHRI and the board have signed an agreement regarding development, financing and construction of the gaming facility (the “development agreement”). All capitalized terms in this security and reimbursement agreement not otherwise defined herein shall have the definitions set forth in the management agreement or development agreement, respectively.

K. FHRI and the board wish, by the execution hereof, to set forth their agreements in regard to advancing of funds by FHRI to the board.

SECURITY AGREEMENT FOR ADVANCES

NOW THEREFORE, in consideration of TEN DOLLARS ($10.00), the advancing of funds to the Board by FHRI, and other good valuable consideration, the receipt and sufficiency of which is acknowledged, the Board and FHRI hereby agree as follows:

1. SECURITY (“COLLATERAL”). As security for the full and punctual payment and performance of Board ‘s obligations under this Agreement, Board irrevocably grants, pledges and assigns, subject to the terms of this Agreement, a continuing lien on and security interest in, the distributable share of Total Net Revenues of Board or the Tribe from the Enterprise, the distributable share of Total Net Revenues from any other Tribal gaming business of the kind contemplated and the distributable share of Total Net Revenues of any future gaming business of any kind which is operated by or for the Tribe, whether or not operated under an Agreement with FHRI, provided, however, that these funds shall cease to be collateral for this Agreement when they are transferred from the accounts of any of these Businesses to the Tribe’s general operating bank account in the normal course of business. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of Tribe other than those specified in this subsection.

2. RESERVED.

3. RESERVED.

4. OBLIGATIONS ABSOLUTE. The obligations of the Board to FHRI are unconditional, irrevocable and continuing until paid and performed in full, and shall be paid and performed in strict accordance with the terms of this Agreement under all circumstances, including without limitation, the following:

(i)	Any lack of validity or enforceability of any Development Agreement of the parties or Transitional Advance;

(ii)	The existence of any claim, set-off, defense or other right that the Board may have at any time against FHRI, or any affiliate of FHRI, or against Lender or any other lender participating in the Lender Financing (or any persons or entities for whom any such party may be acting), or against any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii)	Any other circumstance or happening whatsoever.

5. RESERVED.

6. REPRESENTATIONS AND WARRANTIES. The Board represents and warrants to FHRI as follows:

(i)	The Tribe is a federally recognized Indian tribe recognized as eligible by the Secretary of the Interior for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

(ii)	The Board is a duly constituted instrumentality of the Tribe with authority delegated by the Tribe to develop and operate a Gaming Enterprise.

(iii)	The Board has all requisite power and authority to execute, deliver and perform this Agreement.

7. TRANSFER OF COLLATERAL. Except as allowed pursuant to the Development Agreement, no Collateral shall be sold, transferred, assigned, pledged, made subject to any other security interest, or otherwise disposed of or encumbered (each, a “Transfer”) without the express prior written consent of FHRI. Any Transfer in violation of this Agreement shall be null and void, ab initio.

8. EVENTS OF DEFAULT. An “Event of Default” shall exist if any of the following shall have occurred:

(i)	The Board shall fail to comply with any of the covenants or agreements made by it in this Agreement and such failure shall not be remediable, or if remediable, such failure shall have continued unremedied for twenty (20) days after written notice thereof has been given to the Board by FHRI.

(ii)	Any representation or warranty made by the Board in this Agreement shall fail to have been correct or shall have been misleading in any material respect on the date made or as of the time recited; or

(iii)	The Board shall have defaulted in any of its obligations with respect to: (1) the Development Agreement or (2) any agreement entered into with respect to the Gaming Facility by and between the Tribe, the Board and FHRI or affiliate of FHRI.

9. REMEDIES. If an Event of Default shall occur, all amounts advanced by, or on behalf of, FHRI, together with interest thereon from the date of such advance at the applicable rate allowed by the Development Agreement or the Transitional Advance provisions, shall be payable by the Board, on demand, and shall be secured by the Collateral.

10. RECEIPT OF SALES PROCEEDS. Upon any sale of the Collateral by FHRI (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of FHRI or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over FHRI or such officer or be answerable in any way for the misapplication or non-application thereof.

11. APPLICATION OF COLLATERAL. All proceeds of any Collateral now or at any time hereafter received or retained by FHRI pursuant to this Agreement (including without limitation, any proceeds from the sale of the Collateral, and all distributions, dividends and other payments received by FHRI in respect of the Collateral) shall be applied: (i) first, to the payment of accrued and unpaid interest; (ii) second, to the payment of the principal amount owned; and (iii) third, to the Board or otherwise as directed by a court of competent jurisdiction.

12. WAIVERS; MODIFICATIONS.

(i)	No failure or delay on the part of FHRI to insist on strict performance in exercising any privilege, right or remedy shall operate as a waiver thereof or a waiver of any term, provision or condition hereof, nor shall any single or partial exercise of any privilege, right or remedy preclude any other or further exercise thereof or the exercise of any other privilege, right or remedy.

(ii)	A waiver in one or more instances of any of the terms, covenants, conditions or provisions hereof shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but all of the terms, covenants, conditions and other provisions of this Agreement shall survive and continue to remain in full force and effect; and no waiver shall be effective unless in writing, dated and signed by FHRI.

(iii)	No change, amendment, modification, cancellation or discharge hereof, shall be valid unless in writing, dated and signed by the party against whom such change, amendment, modification, cancellation or discharge is sought to be charged.

13. REMEDIES CUMULATIVE. All rights and remedies afforded to the parties hereto by reason of this Agreement are separate and cumulative remedies, and shall be in addition to all other rights and remedies in favor of such parties existing at law or in equity or otherwise. No one of such remedies, whether or not exercised by any such party, shall be deemed to exclude, limit or prejudice the exercise of any other legal or equitable remedy or remedies available to such parties so long as same fall within the scope of those provided in the Management Agreement and/or the Development Agreement between the Board and FHRI.

14. NOTICES. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: (i) when presented personally; or (ii) one (1) business day after delivery to a commercial overnight courier service; or (iii) three (3) business days after mailing with the United States Postal service, postage prepaid, certified mail, return receipt requested; in each case addressed or delivered, in the case of personal presentation, to the respective party, as the case may be, at the following address, or such other address any party may from time to time designate by written notice to the others as herein required.

If to FHRI:	Gaming Entertainment (Santa Fe) LLC c/o Full House Resorts, Inc. 4670 So. Fort Apache Road, Suite 190 Las Vegas, Nevada 89147

If to the Board:	Pueblo of Nambé Gaming Enterprise Board The Nambé Pueblo Tribe of Indians Rt. 1 Box 117-BB Nambé Pueblo, NM 87506 Telephone: (505) 455-2038

15. SUCCESSORS AND ASSIGNS. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and permitted assigns. The Board’s consent shall not be required for FHRI to assign any of its rights, interests or obligations to any parent, subsidiary or affiliate of FHRI or their successor corporations, provided that any such assignee agrees to be bound by the terms and conditions of this Agreement. The acquisition of FHRI or a parent company by a third party shall not constitute an assignment of this Agreement by FHRI and this Agreement shall remain in full force and effect between the Board and FHRI. This Agreement may be assigned by FHRI, subject to approval by the Board, which approval shall not be unreasonably withheld. The Board shall, without the consent of FHRI have the right to assign this Agreement and the assets of the Enterprise to another instrumentality of the Tribe or to a corporation wholly owned by the Tribe organized to conduct the business of the Enterprise for the Tribe that assumes all obligations herein. Any assignment by the Board shall not prejudice the rights of FHRI under this Agreement. No assignment authorized hereunder shall be effective until all necessary government approvals have been obtained.

16. FHRI NOT BOUND. Nothing herein shall be construed to make FHRI liable as a partner of the Board, FHRI, by virtue of this Agreement, shall not have any of the duties, obligations or liabilities of a partner of the Board.

17. SEVERABILITY. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but the balance of this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been included.

18. FURTHER ASSURANCES. The Board shall, at any time and from time to time after the execution and delivery of this Agreement, within ten (10) days after request by FHRI, execute, acknowledge and deliver such further conveyances, assignments, agreements and instruments of further assurance and other documents and do such further acts and things as FHRI may reasonably request and are reasonably necessary in order to: (i) carry into effect the purposes of this Agreement following the acquisition thereof, or (ii) extend the lien of this Agreement to secure all amounts due and payable by the Board under this Agreement; (iii) further assure and confirm unto FHRI its rights, privileges and remedies under this Agreement and under the Loan Documents.

19. FILING FINANCING STATEMENTS. The Board also authorizes FHRI to file financing statements without its signature, if lawful. If FHRI shall file any financing statement without the signature of the Board, FHRI shall deliver a copy of such financing statement to the Board immediately after the filing thereof.

20. RELEASE. The lien on and security interest in all of the Collateral shall automatically be released and terminated and no longer be of force and effect upon absolute and unconditional release or satisfaction of the Transitional Advances.

21. GOVERNING LAW; INTEGRATION. This Agreement shall be governed. by and construed enforced in accordance with the laws of the State of New Mexico without regard to the conflicts or choice of laws rules of New Mexico, except to the extent provided by any mandatory provisions of applicable law.

22. BUSINESS DAY EXTENSION. In the event any time period or any date provided in this Agreement ends or falls on a day other than a business day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding business day with the same force and effect as if made on such other day. “Business day” shall mean each Monday through and including Friday excluding only days upon which banks are authorized to be closed for business in the State of New Mexico.

23. DISPUTE RESOLUTION.

23.1. GENERAL. THE PARTIES AGREE THAT BINDING ARBITRATION PURSUANT TO THIS SECTION 23 SHALL BE THE REMEDY FOR ALL DISPUTES, CONTROVERSIES AND CLAIMS ARISING OUT OF THIS AGREEMENT, THE DEVELOPMENT AGREEMENT, ANY DOCUMENTS OR AGREEMENTS REFERENCED BY ANY OF THESE DOCUMENTS, ANY AGREEMENTS COLLATERAL THERETO, OR ANY NOTICE OF TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION, ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF ANY OF THESE AGREEMENTS. THE PARTIES INTEND THAT SUCH ARBITRATION SHALL PROVIDE FINAL AND BINDING RESOLUTION OF ANY DISPUTE, AND THAT ACTION IN ANY OTHER FORUM SHALL BE BROUGHT ONLY IF NECESSARY TO COMPEL ARBITRATION, OR TO ENFORCE AN ARBITRATION AWARD OR ORDER.

(i)	Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between FHRI and the Board arising from this

Agreement. If the Board and FHRI are unable to negotiate an amicable resolution of a dispute within 14 days from the date of notice of the dispute pursuant to the notice section of the Development Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided for in this Section.

(ii)	The Board’s election to terminate this Agreement is, however, final and conclusive and not subject to dispute resolution between the parties, but only if the NIGC makes a final determination that FHRI is not suitable to hold a license. The parties recognize that minor revisions of contracts before the NIGC is routine, and NIGC notice requesting revisions in the Management Agreement shall not be grounds for termination by the Board unless FHRI refuses to make the changes necessary to obtain NIGC approval.

23.2. ARBITRATION.

23.2.01. INITIATION OF ARBITRATION AND SELECTION OF ARBITRATORS. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of the Development Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the District in which the gaming facility is or is to be located and any federal court having appellate jurisdiction over said court. If the United States District Court for said District finds that it lacks jurisdiction, The Board consents to be sued in a court of competent jurisdiction. The arbitrator shall be a licensed attorney knowledgeable in federal Indian law and selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(i)	CHOICE OF LAW. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply New Mexico law.

(ii)	PLACE OF HEARING. All arbitration hearings shall be held at a place designated by the -arbitrator(s) in the county seat of the county in which the gaming facility is or is to be located.

(iii)	CONFIDENTIALITY. The parties and the arbitrator(s) shall maintain strict confidentiality with respect to arbitration.

24. LIMITED WAIVER OF SOVEREIGN IMMUNITY. The Board expressly and irrevocably waives its immunity from suit as provided for and limited by this Section. This waiver is limited to the Board’s consent to all arbitration proceedings, and actions to compel arbitration and to enforce any awards or orders issuing from such arbitration proceedings which are sought solely in United States District Court and any federal court having appellate jurisdiction over said court, provided that if the United States District Court finds that it lacks jurisdiction, the Board consents to such actions in a court of competent jurisdiction. This consent to State Court jurisdiction shall only apply if FHRI exercises reasonable efforts to argue for the jurisdiction of the federal court over said matter. The arbitrators shall not have the power to award punitive damages.

(i)	TIME PERIOD. The waiver granted herein shall commence as of the Effective Date of this Agreement and shall continue for one year following the later of (i) expiration, termination or cancellation of this Agreement, or (ii) termination of the Enterprise and shall remain effective for the duration of any arbitration, litigation or dispute resolution proceedings then pending, all appeals therefrom, and except as limited by this Section through the satisfaction of any awards or judgments which may issue from such proceedings, provided that an action to collect such judgment has been filed within two years of the date of the final judgment.

(ii)	RECIPIENT OF WAIVER. This limited waiver is granted only to FHRI, and not to any other individual or entity.

(iii)	LIMITATIONS OF ACTIONS. This limited waiver is specifically limited to the following actions and judicial remedies:

(a) DAMAGES. The enforcement of an arbitrator’s award of money damages provided that the waiver does not extend beyond the assets specified in Subsection (g) of this Section. No arbitrator or court shall have any authority or jurisdiction to order execution against any assets or revenues of the Tribe except as provide in this Subsection (g) of this Section or to award any punitive damages against the Board or the Tribe.

(b) CONSENTS AND APPROVALS. The enforcement of a determination by an arbitrator that the Board’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement.

(c) INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE. The enforcement of a determination by an arbitrator that prohibits the Board from taking any action that would prevent FHRI from operating the Business pursuant to the terms of this Agreement, or that requires the Board to specifically perform any obligation under this Agreement (other than an obligation to pay money which is protected by the Limitation Upon Enforcement Provisions of this Section.)

(d) ACTION TO COMPEL ARBITRATION. An action to compel or enforce arbitration or arbitration awards or orders pursuant to this Section.

(e) SERVICE OF PROCESS. In any litigation or arbitration service of process against the Board shall be effective if made by certified mail return receipt requested to the Chairperson of the Board at the Address set for in the Notices Section of the Development Agreement. In any litigation or arbitration service of process against the Tribe shall be effective if made by certified mail return receipt requested to the Governor of the Tribe at the Address set forth in the Notices Section of the Development Agreement.

(f) ENFORCEMENT. If enforcement of a judicial order or arbitration award becomes necessary by reason of failure of one or both parties to voluntarily comply, the parties agree that the matter may be resolved by entry of judgment on the award and enforcement as described herein; provided however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets of the Board specified in Subsection (g) of this Section.

(g) LIMITATION UPON ENFORCEMENT. Damages awarded against the Board or the Enterprise shall be satisfied solely from the distributable share of Total Net Revenues of the Board from the Enterprise, the distributable share of the Total Net Revenues of any other tribal gaming business of the kind contemplated and the distributable share of the Net Revenues of any future gaming business of any kind which is operated by or for the Tribe; whether or not operated under an Agreement with FHRI, provided, however, that this limited waiver of sovereign immunity shall terminate with respect to the collection of any Net Revenues transferred from the accounts of the Business to the Tribe’s general operating bank account in the normal course of business. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than those specified in this subsection.

25. GOVERNMENT SAVINGS CLAUSE. The parties understand and agree that this agreement does not require NIGC approval but may be submitted to the NIGC for review. If any provision of this Agreement contravenes any provision of the Indian Gaming Regulatory Act, 25 U.S.C. §2701 et seq. (“IGRA”), such provision shall be deemed to be modified or deleted herefrom to the extent necessary to comply with IGRA; provided that such modification and deletion shall not materially change the respective rights, remedies or obligations of the Board or FHRI under this Agreement and the Development Agreement. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Board or FHRI under this Agreement or any other agreement or document related hereto.

26. TRIBAL CONSENT. In the event that the Pueblo of Nambé pursues the development, management and/or operation of a gaming facility by or through an entity or subsidiary other than the Board and without the consent of FHRI, which other entity has not accepted the obligations of the Board contained in this Agreement and the Development Agreement, the Tribe recognizes the right of FHRI to be repaid for the funds advanced to the Tribe and/or the Board pursuant to the Development Agreement as secured by the terms of this Agreement. Consequently, in the event that a gaming facility is operated or managed by or on behalf of the Tribe by an entity or subsidiary other than the Board or by a third party other than FHRI, the Tribe agrees to be bound to the same extent as the Board to the provisions of this Agreement. FOR PURPOSES OF THIS SECTION AND ONLY SHOULD THIS SECTION BECOME EFFECTIVE, THE TRIBE SPECIFICALLY AGREES TO THE LIMITED WAIVER OF SOVEREIGN IMMUNITY CONTAINED IN SECTION 24 AND ONLY TO THE LIMITED EXTENT OF ARBITRATION AND ENFORCEMENT AS SET FORTH IN SECTION 24 AND WITH THE SPECIFIC LIMITATION ON COLLECTION RIGHTS OF PARAGRAPH 24(G).

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NAMBÉ PUEBLO GAMING ENTERPRISE BOARD		GAMING ENTERTAINMENT (SANTA FE) LLC

		By:	Full House Resorts, Inc., Manager

By:	/s/ Brenda McKenna	By:	/s/ Barth F. Aaron
	Brenda McKenna Chairperson	Printed Name: Barth F. Aaron Title: Secretary

For the limited purposes of stated in Article 26.

PUEBLO OF NAMBÉ

		By:	/s/ Tom F. Talache, Jr.
Tom F. Talache, Jr. Governor